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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP Filed pursuant to
    Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a)  of the  Public  Utility  Holding  Company  Act of  1935 or
               Section 30(f) of the Investment Company Act of 1940
[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*
      Shahid-Saless,              Shamseddin
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
      484        Monarch       Lane
--------------------------------------------------------------------------------
                                    (Street)
      Santa Barbara                 CA                           93108
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol
     EA Engineering, Science, and Technology, Inc.   (EACO)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     ###-##-####
--------------------------------------------------------------------------------
4.   Statement for Month/Year
     2/99
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person to Issuer (Check all applicable) [_] Director [_] 10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
           Executive Vice President
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line) [X] Form filed by one Reporting Person [_] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     3,788(a)       D
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)                     Page 1 of 2

FORM 4 (continued)        Shahid-Saless, Shamseddin

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation  of  Responses:


(a) Includes 2,552 shares which have been acquired as of February 1999 through participation in the EA Engineering, Science, and Technology Employee Stock Purchase Plan which began December 31, 1991, and for which Rule 16b-3 exemptive relief has been obtained. The 2,552 shares were acquired at an average price per share price of $1.23 during the last six months since the reporting person filed a Form 5 to report his beneficial ownership through August 31, 1998.


     /s/ Shamseddin Shahid-Saless                             3/9/99
  ---------------------------------------------       -----------------------
     **Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                    Page 2 of 2